Schedule 1

Transactions – Past 60 days

The Reporting Person effected the following transactions in the Stock in open market transactions on the dates indicated, and such transactions are the only transactions in the Stock by the Reporting Person during the sixty days prior to and including January 12, 2026 (date range: November 14, 2025 through January 12, 2026):

11/14/2025	Bought 5,615 shares at $25.8826
11/17/2025	Bought 19,196 shares at $25.7256
11/19/2025	Bought 21,304 shares at $24.4357
11/20/2025	Bought 6,404 shares at $24.4888
11/21/2025	Bought 600 shares at $24.4942
11/24/2025	Bought 1,200 shares at $24.50
12/5/2025	Bought 2,300 shares at $25.1998
12/8/2025	Bought 2,355 shares at $25.1975
12/9/2025	Bought 5,642 shares at $25.1994
12/10/2025	Bought 11,791 shares at $25.5288
12/11/2025	Bought 232 shares at $25.92
12/15/2025	Bought 27,856 shares at $26.5921
12/16/2025	Bought 81,632 shares at $26.5117
12/17/2025	Bought 5,100 shares at $26.246
12/18/2025	Bought 1,695 shares at $26.5994
12/19/2025	Bought 760 shares at $26.60
1/7/2026	Bought 3,284 shares at $27.2471